EXHIBIT 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE

Contact:

Jeff Dodge	Tim Klein
Investor Relations	Media Relations
(404) 885-8804	(404) 885-8555
jeff.dodge@equifax.com	tim.klein@equifax.com

Equifax Reports Second Quarter 2010 Results

•	Second quarter revenue was $460.7 million, up 7 percent from the second quarter of 2009.

•	Second quarter diluted EPS from continuing operations attributable to Equifax was $0.45 and second quarter adjusted EPS was $0.58.

ATLANTA, July 28, 2010 — Equifax Inc. (NYSE: EFX) today announced financial results for the quarter ended June 30, 2010.  The company reported revenue from continuing operations of $460.7 million in the second quarter of 2010, a 7 percent increase from the second quarter of 2009.  Revenue increased 6 percent from the prior year excluding the favorable effect of foreign exchange rates.  Second quarter 2010 net income from continuing operations attributable to Equifax was $57.7 million, a 2 percent increase from the prior year.  Diluted earnings per share (“EPS”) from continuing operations attributable to Equifax for the second quarter of 2010 was $0.45 compared to $0.44 in the same period of the prior year.  On a non-GAAP basis, adjusted EPS attributable to Equifax, which includes the operating results of discontinued operations, but excludes the impact of acquisition-related amortization expense and the gain on the sale of our APPRO product line, was $0.58 compared to $0.57 in the second quarter of 2009.

“For the second quarter, we experienced broad-based revenue growth that was better than expected as overall market conditions began to improve and we continued to benefit from our new product innovations.  At the individual business unit level, International, TALX, North America Personal Solutions, and North America Commercial all exceeded our expectations.  US Consumer Information Solutions revenue was flat, in line with our expectations, while they significantly improved their operating margin from the first quarter," said Richard F. Smith, Equifax's Chairman and Chief Executive Officer. "We continue to be optimistic and expect improved, year-over-year performance for the third quarter consistent with the full year outlook we expressed at the beginning of the year."

Second Quarter 2010 Report

•	Revenue increased 7 percent versus the second quarter of 2009.

•	Operating margin from continuing operations was 23.0 percent for the second quarter of 2010, down from an operating margin of 23.8 percent in the second quarter of 2009.

•
We recorded a gain from the sale of our APPRO product line in April of approximately $12 million, after tax.  On July 1, 2010, we completed the sale of our Direct Marketing Services division for $117 million, subject to certain adjustments.  Both of these businesses are reported as discontinued operations and were previously included in the results of our U.S. Consumer Information Solutions segment.

•	Total debt at June 30, 2010 was $1.07 billion, down $107.2 million from December 31, 2009.

•
We repurchased 1.7 million of our common shares on the open market for $55.4 million during the second quarter of 2010.  At June 30, 2010, our remaining authorization for future share repurchases was $207.2 million.

U.S. Consumer Information Solutions (USCIS)
Total revenue was $184.6 million in the second quarter of 2010 compared to $184.7 million in the second quarter of 2009.

•	Online Consumer Information Solutions revenue was $120.3 million, down 7 percent from a year ago.
•	Mortgage Solutions revenue was $28.8 million, up 1 percent from a year ago.
•	Consumer Financial Marketing Services revenue was $35.5 million, up 30 percent when compared to a year ago.

Operating margin for USCIS was 37.1 percent in the second quarter of 2010 compared to 37.4 percent in the second quarter of 2009.

International
Total revenue was $118.2 million in the second quarter of 2010, a 12 percent increase over the second quarter of 2009.  In local currency, revenue was up 7 percent compared to the second quarter of 2009.

•	Latin America revenue was $56.7 million, up 12 percent in local currency and 21 percent in U.S. dollars from a year ago.
•	Europe revenue was $32.5 million, up 4 percent in local currency, but down 1 percent in U.S. dollars from a year ago.
•	Canada Consumer revenue was $29.0 million, up 1 percent in local currency and 15 percent in U.S. dollars from a year ago.

Operating margin for International was 25.4 percent in the second quarter of 2010 compared to 25.3 percent in the second quarter of 2009.

TALX
Total revenue was $99.0 million in the second quarter of 2010, a 15 percent increase over the second quarter of 2009.

•	The Work Number revenue was $50.0 million, up 28 percent from a year ago.
•	Tax and Talent Management Services revenue was $49.0 million, up 4 percent from a year ago.

Operating margin for TALX was 23.2 percent in the second quarter of 2010, consistent with the operating margin in the second quarter of 2009.

North America Personal Solutions
Revenue was $40.3 million, an 8 percent increase from the second quarter of 2009. Operating margin was 25.4 percent, up from 21.5 percent in the second quarter of 2009.

North America Commercial Solutions
Revenue was $18.6 million, up 13 percent in local currency and up 18 percent in U.S. dollars compared to the second quarter of 2009.  Operating margin was 20.2 percent, up from 15.4 percent in the second quarter of 2009.

Third Quarter 2010 Outlook

Based on the current level of domestic and international business activity and current foreign exchange rates, consolidated revenue for the third quarter of 2010 is expected to be up in the mid to upper single-digits from the year-ago quarter.  Third quarter 2010 adjusted EPS, which excludes the impact of acquisition-related amortization expense and the gain that will be recognized from the DMS sale, is expected to be between $0.55 and $0.59.

About Equifax (www.equifax.com)

Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.

With a strong heritage of innovation and leadership, Equifax continuously delivers innovative solutions with the highest integrity and reliability.  Businesses – large and small – rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, and much more.  We empower individual consumers to manage their personal credit information, protect their identity, and maximize their financial well-being.

Headquartered in Atlanta, Georgia, Equifax Inc. operates in the U.S. and 14 other countries. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Our common stock is traded on the New York Stock Exchange under the symbol EFX.

Earnings Conference Call and Audio Webcast

In conjunction with this release, Equifax will host a conference call tomorrow, July 29, 2010, at 8:30 a.m. (EDT) via a live audio webcast.  To access the webcast, go to the Investor Center of our website at www.equifax.com. The discussion will be available via replay at the same site shortly after the conclusion of the webcast.  This press release is also available at that website.

Non-GAAP Financial Measures

This earnings release presents diluted EPS attributable to Equifax which includes the results of discontinued operations, but excludes acquisition-related amortization expense, gain from sale of business and a restructuring charge in the prior year, all net of tax.  These are important financial measures for Equifax but are not financial measures as defined by GAAP.

These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as an alternative measure of EPS as determined in accordance with GAAP.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes are presented in the Q&A.  This information can also be found under “Investor Center/GAAP/Non-GAAP Measures” on our website at www.equifax.com.

Forward-Looking Statements

Management believes certain statements in this earnings release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made.  Management does not undertake any obligation to update any forward-looking statements.

Actual results may differ materially from those expressed or implied.  Such differences may result from actions taken by Equifax, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond Equifax’s control, including but not limited to changes in worldwide and U.S. economic conditions that materially impact consumer spending, consumer debt and employment, changes in demand for Equifax's products and services, our ability to develop new products and services, pricing and other competitive pressures, our ability to achieve targeted cost efficiencies, risks relating to illegal third party efforts to access data, risks associated with our ability to complete and integrate acquisitions and other investments, changes in laws and regulations governing our business, including federal or state responses to identity theft concerns, and the outcome of our pending litigation.  Certain additional factors are set forth in Equifax’s Annual Report on Form 10-K for the year ended December 31, 2009 under Item 1A, “Risk Factors”, and our other filings with the Securities and Exchange Commission.

EQUIFAX
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	June 30,
	2010	2009
(In millions, except per share amounts)	(Unaudited)
Operating revenue	$460.7	$429.1
Operating expenses:
Cost of services (exclusive of depreciation and amortization below)	188.3	180.4
Selling, general and administrative expenses	126.9	111.1
Depreciation and amortization	39.7	35.6
Total operating expenses	354.9	327.1
Operating income	105.8	102.0
Interest expense	(14.1)	(14.5)
Other income, net	0.8	3.1
Consolidated income from continuing operations before income taxes	92.5	90.6
Provision for income taxes	(32.7)	(32.7)
Consolidated income from continuing operations	59.8	57.9
Discontinued operations, net of tax	13.6	3.2
Consolidated net income	73.4	61.1
Less: Net income attributable to noncontrolling interests	(2.1)	(1.5)
Net income attributable to Equifax	$71.3	$59.6
Amounts attributable to Equifax:
Income from continuing operations, net of tax	$57.7	$56.4
Discontinued operations, net of tax	13.6	3.2
Net income	$71.3	$59.6
Basic earnings per common share:
Income from continuing operations attributable to Equifax	$0.46	$0.44
Discontinued operations attributable to Equifax	0.11	0.03
Net income attributable to Equifax	$0.57	$0.47
Weighted-average shares used in computing basic earnings per share	125.7	126.3
Diluted earnings per common share:
Income from continuing operations attributable to Equifax	$0.45	$0.44
Discontinued operations attributable to Equifax	0.11	0.03
Net income attributable to Equifax	$0.56	$0.47
Weighted-average shares used in computing diluted earnings per share	127.3	127.8
Dividends per common share	$0.04	$0.04

EQUIFAX
CONSOLIDATED STATEMENTS OF INCOME

	Six Months Ended
	June 30,
	2010	2009
(In millions, except per share amounts)	(Unaudited)
Operating revenue	$903.7	$855.6
Operating expenses:
Cost of services (exclusive of depreciation and amortization below)	378.4	357.5
Selling, general and administrative expenses	236.4	228.8
Depreciation and amortization	78.8	70.4
Total operating expenses	693.6	656.7
Operating income	210.1	198.9
Interest expense	(28.3)	(28.8)
Other income, net	0.3	5.6
Consolidated income from continuing operations before income taxes	182.1	175.7
Provision for income taxes	(66.4)	(65.3)
Consolidated income from continuing operations	115.7	110.4
Discontinued operations, net of tax	16.3	6.8
Consolidated net income	132.0	117.2
Less: Net income attributable to noncontrolling interests	(4.0)	(3.2)
Net income attributable to Equifax	$128.0	$114.0
Amounts attributable to Equifax:
Income from continuing operations, net of tax	$111.7	$107.2
Discontinued operations, net of tax	16.3	6.8
Net income	$128.0	$114.0
Basic earnings per common share:
Income from continuing operations attributable to Equifax	$0.89	$0.85
Discontinued operations attributable to Equifax	0.13	0.05
Net income attributable to Equifax	$1.02	$0.90
Weighted-average shares used in computing basic earnings per share	126.0	126.3
Diluted earnings per common share:
Income from continuing operations attributable to Equifax	$0.87	$0.84
Discontinued operations attributable to Equifax	0.13	0.05
Net income attributable to Equifax	$1.00	$0.89
Weighted-average shares used in computing diluted earnings per share	127.7	127.6
Dividends per common share	$0.08	$0.08

EQUIFAX
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
(In millions, except par values)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$70.1	$103.1
Trade accounts receivable, net of allowance for doubtful accounts of $10.9 and $15.1 at June 30, 2010 and December 31, 2009, respectively	260.5	258.7
Prepaid expenses	32.2	27.6
Other current assets	110.2	27.4
Total current assets	473.0	416.8
Property and equipment:
Capitalized internal-use software and system costs	293.6	316.6
Data processing equipment and furniture	171.7	184.2
Land, buildings and improvements	166.1	164.5
Total property and equipment	631.4	665.3
Less accumulated depreciation and amortization	(330.5)	(346.0)
Total property and equipment, net	300.9	319.3
Goodwill	1,855.4	1,943.2
Indefinite-lived intangible assets	95.5	95.5
Purchased intangible assets, net	610.5	687.0
Other assets, net	96.8	88.7
Total assets	$3,432.1	$3,550.5

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt and current maturities	$87.5	$154.2
Capitalized lease obligation	-	29.0
Accounts payable	26.2	35.9
Accrued expenses	62.6	67.7
Accrued salaries and bonuses	37.3	58.1
Deferred revenue	62.9	69.8
Other current liabilities	93.2	77.5
Total current liabilities	369.7	492.2
Long-term debt	979.4	990.9
Deferred income tax liabilities, net	236.5	249.3
Long-term pension and other postretirement benefit liabilities	117.3	142.5
Other long-term liabilities	50.3	60.6
Total liabilities	1,753.2	1,935.5
Equifax shareholders' equity:
Preferred stock, $0.01 par value: Authorized shares - 10.0; Issued shares - none	-	-
Common stock, $1.25 par value: Authorized shares - 300.0; Issued shares - 189.3 at June 30, 2010 and December 31, 2009; Outstanding shares - 125.0 and 126.2 at June 30, 2010 and December 31, 2009, respectively	236.6	236.6
Paid-in capital	1,101.0	1,102.0
Retained earnings	2,612.1	2,494.2
Accumulated other comprehensive loss	(332.2)	(318.7)
Treasury stock, at cost, 62.2 shares and 61.0 shares at June 30, 2010 and December 31, 2009, respectively	(1,912.6)	(1,871.7)
Stock held by employee benefits trusts, at cost, 2.1 shares at June 30, 2010 and December 31, 2009	(41.2)	(41.2)
Total Equifax shareholders' equity	1,663.7	1,601.2
Noncontrolling interests	15.2	13.8
Total equity	1,678.9	1,615.0
Total liabilities and equity	$3,432.1	$3,550.5

EQUIFAX
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
	2010	2009
(In millions)	(Unaudited)
Operating activities:
Consolidated net income	$132.0	$117.2
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Gain on divestiture	(12.3)	-
Depreciation and amortization	84.3	77.3
Stock-based compensation expense	10.9	9.8
Tax effects of stock-based compensation plans	1.4	0.1
Excess tax benefits from stock-based compensation plans	(1.4)	(0.5)
Deferred income taxes	0.6	6.7
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable, net	(8.4)	6.4
Prepaid expenses and other current assets	(1.2)	(10.2)
Other assets	4.0	(5.5)
Current liabilities, excluding debt	(41.6)	(42.2)
Other long-term liabilities, excluding debt	(29.4)	(13.5)
Cash provided by operating activities	138.9	145.6
Investing activities:
Capital expenditures	(66.9)	(34.0)
Acquisitions, net of cash acquired	(14.7)	-
Cash received from divestiture	66.7	-
Dividend from unconsolidated affiliate	1.0	1.5
Cash used in investing activities	(13.9)	(32.5)
Financing activities:
Net short-term borrowings (repayments)	(66.9)	282.4
Net repayments under long-term revolving credit facilities	(5.0)	(370.0)
Payments on long-term debt	(18.7)	(6.5)
Treasury stock purchases	(64.8)	(9.1)
Dividends paid to Equifax shareholders	(9.9)	(10.1)
Dividends paid to noncontrolling interests	(2.3)	(2.5)
Proceeds from exercise of stock options	12.4	4.8
Excess tax benefits from stock-based compensation plans	1.4	0.5
Other	(0.5)	(0.5)
Cash used in financing activities	(154.3)	(111.0)
Effect of foreign currency exchange rates on cash and cash equivalents	(3.7)	3.3
(Decrease) increase in cash and cash equivalents	(33.0)	5.4
Cash and cash equivalents, beginning of period	103.1	58.2
Cash and cash equivalents, end of period	$70.1	$63.6

Common Questions & Answers (Unaudited)
(Dollars in millions)

1.	Can you provide a further analysis of operating revenue and operating income by operating segment?
Operating revenue and operating income consist of the following components:

(in millions)	Three Months Ended June 30,
					Local Currency
	2010	2009	$ Change	% Change	% Change*
Operating revenue:
Online Consumer Information Solutions	$120.3	$128.7	$(8.4)	-7%
Mortgage Solutions	28.8	28.6	0.2	1%
Consumer Financial Marketing Services	35.5	27.4	8.1	30%
Total U.S. Consumer Information Solutions	184.6	184.7	(0.1)	0%
Europe	32.5	32.9	(0.4)	-1%	4%
Latin America	56.7	47.1	9.6	21%	12%
Canada Consumer	29.0	25.2	3.8	15%	1%
Total International	118.2	105.2	13.0	12%	7%
The Work Number	50.0	39.0	11.0	28%
Tax and Talent Management Services	49.0	47.0	2.0	4%
Total TALX	99.0	86.0	13.0	15%
North America Personal Solutions	40.3	37.5	2.8	8%
North America Commercial Solutions	18.6	15.7	2.9	18%	13%
Total operating revenue	$460.7	$429.1	$31.6	7%	6%

(in millions)	Six Months Ended June 30,
					Local Currency
	2010	2009	$ Change	% Change	% Change*
Operating revenue:
Online Consumer Information Solutions	$240.0	$259.6	$(19.6)	-8%
Mortgage Solutions	52.0	54.0	(2.0)	-4%
Consumer Financial Marketing Services	65.7	54.7	11.0	20%
Total U.S. Consumer Information Solutions	357.7	368.3	(10.6)	-3%
Europe	66.4	66.0	0.4	1%	-1%
Latin America	111.8	93.0	18.8	20%	9%
Canada Consumer	56.2	47.0	9.2	20%	3%
Total International	234.4	206.0	28.4	14%	4%
The Work Number	99.7	79.6	20.1	25%
Tax and Talent Management Services	94.6	94.3	0.3	0%
Total TALX	194.3	173.9	20.4	12%
North America Personal Solutions	80.0	75.9	4.1	5%
North America Commercial Solutions	37.3	31.5	5.8	18%	13%
Total operating revenue	$903.7	$855.6	$48.1	6%	3%

(in millions)	Three Months Ended June 30,
		Operating		Operating
	2010	Margin	2009	Margin	$ Change	% Change
Operating income:
U.S. Consumer Information Solutions	$68.3	37.1%	$69.1	37.4%	$(0.8)	-1%
International	30.1	25.4%	26.6	25.3%	3.5	13%
TALX	23.0	23.2%	20.0	23.2%	3.0	15%
North America Personal Solutions	10.2	25.4%	8.0	21.5%	2.2	27%
North America Commercial Solutions	3.7	20.2%	2.4	15.4%	1.3	54%
General Corporate Expense	(29.5)	nm	(24.1)	nm	(5.4)	-23%
Total operating income	$105.8	23.0%	$102.0	23.8%	$3.8	4%

(in millions)	Six Months Ended June 30,
		Operating		Operating
	2010	Margin	2009	Margin	$ Change	% Change
Operating income:
U.S. Consumer Information Solutions	$128.4	35.9%	$138.8	37.7%	$(10.4)	-8%
International	58.8	25.1%	55.5	26.9%	3.3	6%
TALX	44.5	22.9%	38.8	22.3%	5.7	15%
North America Personal Solutions	20.2	25.3%	14.0	18.4%	6.2	45%
North America Commercial Solutions	8.1	21.9%	4.7	14.9%	3.4	73%
General Corporate Expense	(49.9)	nm	(52.9)	nm	3.0	5%
Total operating income	$210.1	23.3%	$198.9	23.3%	$11.2	6%

nm - not meaningful
* Reflects percentage change in revenue conforming 2010 results using 2009 exchange rates.

Common Questions & Answers (Unaudited)
(Dollars in millions)

2.	What drove the fluctuation in the effective tax rate?
Our effective income tax rate from continuing operations was 35.3% for the three months ended June 30, 2010, down from 36.1% for the same period in 2009, due primarily to the impact of a favorable UK audit settlement recorded during the second quarter of 2010.

3.	Can you provide depreciation and amortization by segment?
Depreciation and amortization are as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
U.S. Consumer Information Solutions	$9.9	$8.5	$19.9	$16.8
International	6.2	5.8	12.1	11.1
TALX	16.8	15.4	33.4	30.9
North America Personal Solutions	1.4	1.1	2.7	2.2
North America Commercial Solutions	1.6	1.4	3.1	2.8
General Corporate Expense	3.8	3.4	7.6	6.6
Total depreciation and amortization	$39.7	$35.6	$78.8	$70.4

4.	What was the currency impact on the foreign operations?
The U.S. dollar impact on operating revenue and operating income is as follows:

	Three Months Ended June 30, 2010
	Operating Revenue		Operating Income
	Amount	%	Amount	%
Canada Consumer	$3.5	14%	$1.3	13%
Canada Commercial	0.7	13%	0.3	12%
Europe	(1.6)	-5%	(0.3)	-6%
Latin America	3.9	8%	0.2	2%

	Six Months Ended June 30, 2010
	Operating Revenue		Operating Income
	Amount	%	Amount	%
Canada Consumer	$7.9	17%	$3.1	17%
Canada Commercial	1.7	16%	0.7	15%
Europe	0.9	1%	0.1	1%
Latin America	10.7	12%	1.0	4%

5.	What are the 2009 and 2008 quarterly revenue and operating income impacts of the discontinued operations on the U.S. Consumer Information Solutions segment?

	U.S. Consumer Information Solutions
	Operating Revenue		Operating Income		Operating Margin
	As Reported	Adjusted	As Reported	Adjusted	As Reported	Adjusted
Q1 2009	$210.0	$183.6	$75.5	$69.7	36%	38%
Q2 2009	211.0	184.7	74.3	69.1	35%	37%
Q3 2009	200.7	173.8	69.4	63.0	35%	36%
Q4 2009	199.0	170.1	66.0	57.6	33%	34%
2009	$820.7	$712.2	$285.2	$259.4	35%	36%

Q1 2008	$233.2	$202.7	$90.1	$81.8	39%	40%
Q2 2008	228.6	198.0	86.9	77.9	38%	39%
Q3 2008	220.6	190.8	84.2	75.3	38%	39%
Q4 2008	208.4	177.2	75.9	63.9	36%	36%
2008	$890.8	$768.7	$337.1	$298.9	38%	39%

Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share amounts)

A.	Reconciliation of net income attributable to Equifax to diluted EPS attributable to Equifax, adjusted for acquisition-related amortization expense, gain from sale of business and restructuring charge:

	Three Months Ended
	June 30,
	2010	2009	$ Change	% Change

Net income attributable to Equifax	$71.3	$59.6	$11.7	20%
Gain from sale of business, net of tax (1)	(11.9)	-	(11.9)	nm
Net income attributable to Equifax, adjusted for gain from sale of business	59.4	59.6	(0.2)	0%
Acquisition-related amortization expense, net of tax	14.7	13.5	1.2	9%
Net income attributable to Equifax, adjusted for gain from sale of business and acquisition-related amortization expense	$74.1	$73.1	$1.0	1%
Diluted EPS attributable to Equifax, adjusted for gain from sale of business and acquisition-related amortization expense	$0.58	$0.57	$0.01	2%
Weighted-average shares used in computing diluted EPS	127.3	127.8

	Six Months Ended
	June 30,
	2010	2009	$ Change	% Change

Net income attributable to Equifax	$128.0	$114.0	$14.0	12%
Gain from sale of business, net of tax (1)	(11.9)	-	(11.9)	nm
Restructuring charges, net of tax (2)	-	5.4	(5.4)	nm
Net income attributable to Equifax, adjusted for gain from sale of business and restructuring charges	116.1	119.4	(3.3)	-3%
Acquisition-related amortization expense, net of tax	29.7	27.0	2.7	10%
Net income attributable to Equifax, adjusted for gain from sale of business, restructuring charges and acquisition-related amortization expense	$145.8	$146.4	$(0.6)	0%
Diluted EPS, adjusted for gain from sale of business, restructuring charges and acquisition-related amortization expense	$1.14	$1.15	$(0.01)	0%
Weighted-average shares used in computing diluted EPS	127.7	127.6

nm - not meaningful
(1) Gain from sale of business includes gain from the sale of APPRO and certain direct costs of dispositions, net of tax.  See the Notes to this reconciliation for additional detail.
(2) Restructuring charge includes $8.4 million of severance expense in the first quarter of 2009.  See the Notes to this reconciliation for additional detail.

Notes to Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Gain from Sale of Business – During the second quarter of 2010, the Company sold its APPRO loan origination software business.  The Company recorded an $11.9 million gain, net of tax which includes the gain from the sale along with certain direct costs of business dispositions.  Management believes excluding this gain from certain financial results provides meaningful supplemental information regarding our financial results for the three and six months ended June 30, 2010, as compared to 2009, since a gain of such an amount is not comparable among the periods.  This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Restructuring Charge – During the first quarter of 2009, the Company recorded a restructuring charge primarily related to severance expense of $8.4 million, pretax, ($5.4 million, net of tax) in selling, general and administrative expenses on our Consolidated Statements of Income.  Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results for the six months ended June 30, 2009, as compared to 2010, since a charge of such an amount is not comparable among the periods.  This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Diluted EPS attributable to Equifax, adjusted for acquisition-related amortization expense and restructuring charge - We calculate this financial measure by excluding acquisition-related amortization expense and the 2009 restructuring charge, both net of tax, from the determination of net income attributable to Equifax in the calculation of diluted EPS.  Net income attributable to Equifax includes the results of our discontinued operation as management has had responsibility for operating profitability of this business during the period presented. These financial measures are not prepared in conformity with GAAP.  Management believes that these measures are useful because management excludes acquisition-related amortization expense and other items that are not comparable when measuring operating profitability, evaluating performance trends, and setting performance objectives, and it allows investors to evaluate our performance for different periods on a more comparable basis by excluding items that relate to acquisition-related intangible assets and items that impact comparability.